Exhibit 10.1

LOAN AGREEMENT

dated

July 28, 2010

between

HARBIN ELECTRIC, INC.,
a Nevada corporation

as Borrower,

and

ABAX EMERALD LTD.,

as Lender

TABLE OF CONTENTS

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LOAN AGREEMENT

This LOAN AGREEMENT dated July 28, 2010 and between Harbin Electric, Inc., a Nevada corporation (the “Borrower”) and Abax Emerald Ltd. (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender provide a $15,000,000 loan to the Borrower; and

WHEREAS, the Lender is willing to provide such loan on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1.           DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1        Rules of Interpretation.

(a)       This agreement, together with the Exhibits hereto, shall form a single agreement (collectively, this “Agreement”).

(b)       A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(c)       The singular includes the plural and the plural includes the singular.

(d)       A reference to any law includes any amendment or modification to such law.

(e)       A reference to any Person includes its permitted successors and permitted assigns.

(f)        The words “include”, “includes” and “including” are not limiting.

(g)       The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular Article or subdivision of this Agreement.

Section 1.2        Definitions.    The terms defined in Article 9 and in the Exhibits hereto will have the meanings therein specified for purposes of this Agreement.

2.           THE LOAN

Section 2.1        Loan.    Subject to the terms and conditions set forth herein, the Lender agrees to make a loan (the “Loan”) to the Borrower, on the Closing Date, in an aggregate amount not to exceed $15,000,000. The Loan shall be made pursuant to one or more borrowings (each, an “Advance”) from time to time from the Closing Date to the date falling on the expiration of five (5) months after the Closing Date by delivery from the Borrower to the Lender of a Borrowing Notice in the form of Exhibit A hereto. The date on which any Advance is made from Lender to Borrower shall be referred to herein as a “Borrowing Date”. An Advance may be for an aggregate amount not to exceed $15,000,000 less the sum of all other Advances (calculated at original value and not at Accreted Value) then outstanding (the “Available Commitment”).

Section 2.2        Accretion of Value; Repayment of Principal Amount at Maturity.  In lieu of payment of interest in cash on each Advance, the outstanding principal amount thereof shall accrete in value for the period commencing on the Borrowing Date for such Advance and ending on the day on which such Advance is repaid, at a rate equal to 10% per annum, computed as described herein. On the Maturity Date, the Borrower shall repay the remaining outstanding Obligations not theretofore paid, together with all fees and other amounts payable hereunder. If the Borrower prepays any Advance prior to the Maturity Date, the accreted value of the amount so prepaid will be computed (such principal amount at any given time at such rate of accretion shall be referred to herein as the “Accreted Value” of such Advance, and the aggregate Accreted Value of all Advances then outstanding shall constitute the Accreted Value of the Loan), and the remaining principal amount of all Advances not theretofore repaid shall continue to accrete in value at the same rate as before such prepayment, with any remaining principal amount outstanding after the Maturity Date accreting in value at such rate heretofore described until payment in full in cash has been made.

Section 2.3        Optional Prepayments.  The Borrower may voluntarily prepay any Advance (or portion thereof) or all Advances at its Accreted Value or their aggregate Accreted Value, as the case may be, and together with all fees and other amounts payable hereunder, without premium or penalty upon written notice by the Borrower to the Lender in the form of Exhibit B hereto. Any prepayment of the Loan (or portion thereof) shall be in an integral multiple of $100,000 or, if less, the entire Accreted Value thereof then outstanding.

Section 2.4        Mandatory Prepayment.  On or before the date of any event described in clauses (b) through (d) of the definition of “Change of Control”, the Borrower shall prepay all Obligations then outstanding. Within five (5) Business Days following any other event constituting a Change of Control, the Borrower shall prepay all Obligations then outstanding. In all cases of prepayment pursuant to this paragraph, the Accreted Value of the Loan then outstanding, and therefore due and payable, shall be deemed to be equal to the Accreted Value of such amounts as if they had remained outstanding until the Maturity Date (the “Principal Amount at Maturity”).

Section 2.5        Evidence of Debt.  Each Advance, its Accreted Value and all Borrowing Dates and payments with respect thereto shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business and, if requested by Lender, a promissory note in the form of Exhibit C hereto (the “Note”). Such accounts, records and promissory note (including any appendices thereto and any endorsements or other recordation of the date, amount and maturity of each Loan thereon) shall be conclusive evidence absent manifest error, of the amount of each Advance made by the Lender to the Borrower, its Borrowing Date, Accreted Value and the payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

Section 2.6        Computation of Accreted Value, Default Interest and Fees.  All computations of Default Interest, fees and Accreted Value shall be made on the basis of a 360-day year and actual days elapsed. Accreted Value shall accrete on an Advance for the day on which such Advance is made, and shall not accrete on such Advance, or any portion thereof, for the day on which such Advance or such portion is paid. Default Interest shall accrue on all outstanding Obligations from and including the date of Default giving rise to payment of Default Interest as herein provided, to but excluding the date on which each such Advance is paid or the Default is cured by the Borrower or waived by the Lender.

Section 2.7        Payments Generally.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender in Dollars and in immediately available funds not later than 1:00 p.m. (Hong Kong time) on the date specified herein to the Lender’s account specified below the Lender’s signature hereto or as otherwise specified by the Lender from time to time. All payments received by the Lender after 1:00 p.m. (Hong Kong time) shall be deemed received on the next succeeding Business Day and any applicable Accreted Value, Default Interest or fee shall continue to accrete or accrue, as the case may be. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing Accreted Value, Default Interest or fees, as the case may be.

Section 2.8        No Set-off or Withholding; Taxes.  Except for Taxes (as defined hereinafter), if any, required to be withheld as contemplated in the next succeeding sentence, all payments by the Borrower to the Lender hereunder shall be made to the Lender in full without condition or reduction for any counterclaim, defense, recoupment or setoff and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any Governmental Authority or any taxing authority thereof (“Taxes”). If the Borrower shall be required by any Law to deduct or withhold for any Taxes (other than taxes imposed on the Lender’s net income, and franchise taxes imposed on the Lender, by the jurisdiction under the Laws of which the Lender is organized or any political subdivision thereof (“Excluded Taxes”)) from any such payments, the Borrower shall increase the amount of such payment by an amount such that the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, the Borrower will indemnify the Lender for the full amount of any Taxes other than Excluded Taxes and any liability resulting therefrom regardless of whether such Taxes were correctly or legally imposed.

Section 2.9        Default Interest.  If any amount payable by the Borrower under any Transaction Document is not paid when due (taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest (“Default Interest”) at an interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws. Any outstanding Advance shall accrue Default Interest on the Principal Amount at Maturity thereof. Any such amounts (including interest on Accreted Value) shall be due and payable upon demand. Furthermore, while any Event of Default has occurred and is continuing (including as a result of the commencement of any proceeding under any applicable Debtor Relief Law), the Borrower shall pay interest on all outstanding Obligations hereunder at an interest rate per annum equal to the Default Rate, to the fullest extent permitted by applicable Laws.

Section 2.10      Illegality.  If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund the Loan, the Lender shall have the right to declare the Loan to be terminated and the Borrower shall, upon demand from the Lender, prepay the aggregate Accreted Value of all of the outstanding Advances, together with any accrued but unpaid Default Interest, fees and other Obligations payable hereunder.

Section 2.11      Increased Cost.  The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of (i) any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender or (ii) compliance by the Lender with any directive, or requirements from any Governmental Authority, whether or not having the force of law.

Section 2.12      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Transaction Document, the interest deemed to have been paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive (or be deemed to have received) interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of any Advance chosen at the Lender’s sole and exclusive discretion or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 2.13      Lender’s Certificate.  A certificate setting forth any amounts payable pursuant to Section 2.12 and an explanation which reasonably describes the basis for such amounts which are due, submitted by the Lender to the Borrower, shall be conclusive in the absence of manifest error.

3.           CLOSING CONDITIONS; CONDITIONS PRECEDENT TO LOAN

This Agreement shall become effective upon, and the obligation of the Lender to make any Advance hereunder on any Borrowing Date is subject to, the satisfaction of the following conditions precedent:

(a)       Transaction Documents.  Each of the Transaction Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender. The Lender shall have received a fully executed counterpart of each such document, including, in the case of any Advance, a Borrowing Notice in respect thereof;

(b)       Opinions of Counsel.  The Lender shall have received favorable opinions addressed to the Lender and dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender, from counsel of the Borrower as to such matters as the Lender shall reasonably request;

(c)       Performance: No Default.  The Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the relevant Borrowing Date, and on the relevant Borrowing Date there shall exist no Default or Event of Default, and no Default or Event of Default would result from the Loan;

(d)       Representations True.  Each of the representations and warranties contained in this Agreement, the other Transaction Documents, or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects on the relevant Borrowing Date;

(e)       No Legal Impediment.  No law or regulation or interpretations thereof shall in the reasonable opinion of the Lender make it illegal for the Lender to make the Advance;

(f)        Governmental Regulation.  The Lender shall have received (i) such information as the Lender is required to obtain, verify and record identifying the Borrower, which information may include the legal name, address and tax identification number of the Borrower and (ii) such other information and documents in substance and form reasonably satisfactory to the Lender as the Lender shall require for the purpose of compliance with any laws or regulations applicable to the transactions contemplated hereby;

(g)       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory to the Lender in form and substance, and the Lender shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Lender may reasonably require;

(h)       Due Diligence.  The Lender shall have completed and be satisfied with its due diligence analysis and review of the transactions contemplated by the Transaction Documents, and the condition (financial and otherwise), business, operations, debt service capacity, properties, assets, nature of assets, accounting treatment, liabilities (including environmental liabilities) and prospects of the Borrower (after giving effect to the transactions contemplated by the Transaction Documents);

(i)        Officer’s Certificate.  Borrower shall have delivered to Lender an Officers’ Certificate in the form of Exhibit D hereto signed by the Borrower’s Chief Executive Officer and Chief Financial Officer;

(j)        Other.  The Lender shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Lender may reasonably have requested.

4.           REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

Section 4.1        Existence, Qualification and Power.  The Borrower has all requisite capacity, power and authority to execute, deliver and perform its obligations under the Transaction Documents to which the Borrower is a party.

Section 4.2        Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is party do not and will not (i) conflict with, or result in any breach or contravention of, or the creation of any Lien under, (A) any Contractual Obligation to which the Borrower is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or the Borrower’s property is subject; or (ii) violate any Law.

Section 4.3        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Transaction Document to which such Person is a party.

Section 4.4        Binding Effect.  This Agreement has been, and each other Transaction Document to which the Borrower is a party, when executed and delivered, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each such other Transaction Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 4.5        Absence of Litigation.  Except as set forth in the reports and announcements required to be filed by the Borrower under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “SEC Reports”), there are no actions, suits, proceedings, claims, charges, demands or disputes pending or, to the Borrower’s knowledge, threatened or contemplated, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries that (i) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (ii) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There are no unsatisfied judgments, final orders or awards outstanding against or affecting the Borrower or any of the Borrower’s property or Subsidiaries.

Section 4.6        No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default (i) has occurred and is continuing or (ii) would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.7       Ownership of Property; No Other Liens.  Except as set forth in the SEC Reports, the Borrower and each of its Subsidiaries owns all their respective assets subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, Liens or other encumbrances except Permitted Liens.

Section 4.8        No Material Changes.  Since the most recent SEC Report filed prior to the date of such Advance, there has occurred no change that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.9       Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments, other Contractual Obligations and all corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of the Transaction Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements here in or therein, in the light of the circumstances under which the same were made, not misleading. For purposes of this paragraph, the SEC Reports will be deemed to be disclosure by the Borrower to the Lender.

Section 4.10      Compliance with Laws, Etc.  Except as set forth in the SEC Reports, neither the Borrower nor any of its Subsidiaries is in violation of any decree, order, judgment, statute, license, rule or regulation in a manner that, in any of the foregoing cases, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 4.11      Tax Status.  The Borrower and each of its Subsidiaries (a) has made or filed all income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings. There are no unpaid taxes in any material amount claimed to be due from the Borrower or any of its Subsidiaries by the taxing authority of any jurisdiction, and the Borrower knows of no basis for any such claim.

Section 4.12      Absence of Financing Statements, Etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, mortgage, charge, debenture or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or any of its Subsidiaries or rights thereunder.

Section 4.13      Brokers.  The Borrower has not engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loan contemplated hereunder.

Section 4.14      Other Debt.  Except as set forth in the SEC Reports, neither the Borrower nor any of its Subsidiarie is liable in respect of any Indebtedness or any other agreement evidencing Indebtedness, mortgage, deed of trust, security agreement, financing agreement, indenture, charge, debenture or lease. The Borrower is not a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower.

Section 4.15      Solvency.  As of the relevant Borrowing Date and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, including the Advance made or to be made hereunder, the Borrower (i) is solvent on a balance sheet basis whereby the sum of such Person’s debts and other liabilities (including contingent liabilities) equals or exceeds the sum of such Person’s assets, (ii) such Person is able to pay its debts as they become due, (iii) such Person has sufficient capital to carry on its business and (iv) is not “insolvent” as such term is defined in Section 101(32) of the Bankruptcy Code.

Section 4.16      Organizational Documents.  All contractual and statutory duties, obligations and responsibilities required to be performed by the Borrower, if any, under the Organizational Documents of the Borrower and each of the Borrower’s Subsidiaries have been performed, and no default or condition related to such duties, obligations and responsibilities which with the passage of time or the giving of notice, or both, would constitute a default exists under any of such Organizational Documents.

Section 4.17      Employee Benefit Plans.  Except as set forth in the SEC Reports, the Borrower does not, and has not at any time, maintained any Employee Benefit Plan.

Section 4.18      SEC Reports.  Since March 31, 2010, the Borrower has filed all SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Borrower is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 of the United States that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.  The financial statements of the Borrower included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.

5.           AFFIRMATIVE COVENANTS

So long as any Advance, Note or other Obligation hereunder shall remain outstanding:

Section 5.1        Punctual Payment.  The Borrower shall duly and punctually pay or cause to be paid the principal on each Advance and any Default Interest, Obligations and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Note as well as all other sums owing pursuant to the Transaction Documents.

Section 5.2        Preservation of Existence.  The Borrower shall, and shall procure that each of its Subsidiaries (i) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the respective jurisdiction of its organization; and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.3        Payment of Obligations.  The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, all obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon the Borrower or such Subsidiary, as the case may be, or the properties or assets of such Person, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person; (ii) all material lawful claims which, if unpaid, would by law become a Lien upon the property of such Person; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 5.4        Limitation on Borrower’s Business.  The Borrower shall not, and the Borrower shall not permit any Subsidiary to, directly or indirectly, engage in any business other than a Related Business.

Section 5.5        Listing of Borrower’s Common Stock.  The Borrower shall maintain the listing of the Common Stock on the Trading Market and will procure that that such common stock will be freely tradable in accordance with the rules and requirements and directives of the Trading Market.

Section 5.6        Compliance with Law, Etc.  The Borrower shall, and shall procure that each of its Subsidiaries shall, comply with the requirements of any and all indentures, loan or credit agreements or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, Laws and all orders, writs, injunctions and decrees of any court, arbitrator, Governmental Authority, or regulatory or self-regulatory authority applicable to it (including in relation to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters and Regulations T, U and X of the FRB) or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.7        Ranking.  The Borrower shall ensure that the Obligations constitute and remain senior, direct, unconditional and unsubordinated obligations of the Borrower.

Section 5.8        Notices.  Upon the Borrower obtaining knowledge thereof, promptly notify the Lender of:

(a)       the occurrence of any Default or Event of Default;

(b)       the institution of any Proceeding against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries, if not previously disclosed in writing by the Borrower to the Lender; and

(c)       any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.9        Disclosure Filings and Information.

(a)        Borrower shall file, in a timely fashion, each annual, regular, periodic and special reports and registration statements which the Borrower is required to file, and any announcement or other disclosure which the Borrower is required to make, with the Commission under Section 13 or 15(d) of the Exchange Act or pursuant to the rules and regulations of the Trading Market. The Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

(b)        Without derogating from the obligation set forth in Section 5.9(a), if SEC Reports are not timely filed with the Commission, Borrower shall deliver to Lender, in form and detail reasonably satisfactory to Lender as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of internationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(c)        Without derogating from the obligation set forth in Section 5.9(a), if SEC Reports are not timely filed with the Commission, Borrower shall deliver to Lender, in form and detail reasonably satisfactory to Lender as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower commencing with the fiscal quarter ended June 30, 2010, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)        Without derogating from the obligation set forth in Section 5.9(a), if SEC Reports are not timely filed with the Commission, Borrower shall deliver to Lender, in form and detail reasonably satisfactory to Lender concurrently with the delivery of the financial statements referred to in Section 5.9(b), a certificate of the independent certified public accountants of Borrower certifying such financial statements;

Concurrently with the delivery of the financial statements referred to in Sections 5.9(b) and (c), a duly completed compliance certificate signed by the Chief Executive Officer of Borrower stating whether or not at any time in the preceding fiscal quarter Borrower was in compliance with Sections 6.5 and 6.6 and setting forth in reasonable detail the calculations used to reach such conclusions.

Section 5.10      Further Assurances.  The Borrower will cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Transaction Documents.

6.           NEGATIVE COVENANTS

So long as any Advance, Note or other Obligation hereunder shall remain outstanding:

Section 6.1        Restriction on Liens. Neither the Borrower nor any of its Subsidiaries shall create, Incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except Permitted Liens.

Section 6.2        Restriction on Fundamental Changes; Asset Sales.  The Borrower shall not alter its corporate, capital or legal structure or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and equity interests in its Subsidiaries, whether newly issued or outstanding), whether now owned or hereafter acquired.

Section 6.3        Transactions with Shareholders and Affiliates.  The Borrower shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity interests of the Borrower or with any Affiliate of the Borrower or of any such holder, on terms that are less favorable to the Borrower than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to reasonable and customary fees and expenses paid to independent members of the Board of Directors of the Borrower.

Section 6.4        Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the enforcement of any lawful remedy by the Lender, but shall suffer and permit the enforcement of any such lawful remedy as though no such law has been enacted.

Section 6.5        Consolidated Fixed Charge Coverage Ratio.  The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 3.0 to 1.0.

Section 6.6        Leverage Ratio.  The Borrower shall not permit the Leverage Ratio to be greater than 2.0 to 1.0.

7.           EVENTS OF DEFAULT AND REMEDIES

Section 7.1        Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)       Payment Default.  The Borrower shall fail to pay (A) any principal of any Advance when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment or (B) any Default Interest, Obligation, fees or sums due hereunder or under any of the other Transaction Documents when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment and, in the case of clause (A) or clause (B) of this paragraph, such failure continues for five (5) Business Days; or

(b)      Specific Covenants.  The Borrower shall fail to perform or observe any term, covenant or agreement contained in any of Sections 2.4, 2.7, 5.1 or Section 6 and such failure continues for five (5) Business Days; or

(c)       Other Defaults.  The Borrower shall fail to perform any other term, covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any Transaction Document to be performed or observed by the Borrower and such failure continues for five (5) days; or

(d)      Representations and Warranties.  Any representation or warranty made by or on behalf of the Borrower in this Agreement or any other Transaction Document, or in any report, certificate, financial statement, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any Advance or any of the other Transaction Documents shall prove to have been incorrect or false in any material respect upon the date when made or deemed to have been made or repeated; or

(e)       Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for 30 days unless dismissed, bonded or discharged; provided that the Borrower (for itself and its Significant Subsidiaries) hereby expressly authorizes the Lender to appear in any court conducting any relevant case or proceeding during such 30-day period to preserve, protect and defend its rights under the Transaction Documents; or

(f)        Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) The Borrower or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors, or (ii) the Borrower or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the governing body of the Borrower or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

(g)      Invalidity of Transaction Documents.  Any of the Transaction Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Transaction Documents shall be commenced by or on behalf of the Borrower, or any court or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Transaction Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or the Borrower denies that it has any further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(h)      Dissolution.  Any order, judgment or decree shall be entered against the Borrower or any of its Significant Subsidiaries decreeing the dissolution or split up of the Borrower or such Significant Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(i)        Cross-Default.  A default under any Indebtedness by the Borrower or any of its Subsidiaries that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness when due, in an aggregate amount greater than $1.0 million or its foreign currency equivalent at the time; or

(j)        Material Litigation. any legal proceeding in respect of, or judgment or judgments, writ or warrant of attachment or similar process for the payment of money in an aggregate amount potentially in excess of $10.0 million (or its foreign currency equivalent at the time) shall be instituted or rendered against Borrower or any of its Subsidiaries and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (or in any event later than 5 days prior to the date of any proposed sale thereunder); or

(k)       The Common Stock is delisted from the Trading Market or suspended from trading on the Trading Market for five (5) consecutive Trading Days or for more than ten (10) Trading Days in any 365-day period.

Section 7.2        Remedies Upon Event of Default

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)       declare the unpaid Principal Amount at Maturity of all of the outstanding Advances, all Obligations, fees and other amounts owing or payable hereunder or under any other Transaction Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)       exercise all rights and remedies available to it under the Transaction Documents or applicable Law.

provided, however, that upon the occurrence of an Event of Default under Section 7.1(e) or (f), the unpaid Principal Amount at Maturity of all outstanding Advances and any Default Interest, Obligations and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.           MISCELLANEOUS

Section 8.1        Amendments, etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2        Notices and Other Communications.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth below or as given from each party to the other in writing from time to time; provided that electronic mail may be used only to distribute routine communications, such as information required to be provided pursuant to Section 5.3.  All notices and other communications shall be deemed to be effective upon receipt.  The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

If to Borrower:	Harbin Electric, Inc.

No. 9 Ha Ping Xi Lu, Harbin Kai Fa Qu Harbin, PR China 150060

Attention: Tianfu Yang
Telephone: (+86) 0451 8611 6787
Facsimile: (+86) 0451 8611 6769

with a copy to:
Harbin Electric, Inc. 20 Ramblewood Road Shoreham, NY 11786 USA

Attention: Christy Y. Shue
Telephone: (+1) 631 312 8612
E-mail: cshue@harbinelectric.com

If to Lender:	Abax Emerald Ltd.

c/o Abax Global Capital (Hong Kong) Ltd. 67/F Two International Finance Centre 8 Finance Street, Central Hong Kong

Attention: Richard Yee
Telephone: (+852) 3602-1815
Facsimile: (+852) 3602-1700

All notices, elections, requests and demands required or permitted under this Agreement shall be in the English language. All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with an internationally recognized overnight courier service as required above, (iii) three (3) Business Days after being deposited with the postal office as required above or (iv) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. Hong Kong time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. Hong Kong time or on any day other than a Business Day.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

Section 8.3        No Waiver; Cumulative Remedies.  No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.4        Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby and any enforcement actions taken in respect thereof shall be borne by the Borrower, provided that such costs and expenses do not exceed $30,000.

Section 8.5        Indemnification.  The Borrower agrees to indemnify and hold harmless the Lender and its Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact and each Person who controls the Lender (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind or nature whatsoever arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby and thereby including, without limitation (a) any brokerage, finders or similar fees asserted against any Person indemnified under this Section 8.5 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower, (b) any actual or proposed use by the Borrower of the proceeds of any Advance or (c) the Borrower entering into or performing this Agreement or any of the other Transaction Documents. In litigation, or the preparation therefor, the Lender shall be entitled to select a single nationally recognized law firm as its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If and to the extent that the obligations of the Borrower under this Section 8.5 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable Law. The provisions of this Section 8.5 shall survive payment in full in cash of the Obligations.

Section 8.6        Survival of Representations, Etc.  All representations and warranties made herein, in the Note, in any of the other Transaction Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of each Advance, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Note or any of the other Transaction Documents remains outstanding or the Lender has any obligation to make the Loan. The indemnification obligations of the Borrower provided herein and the other Transaction Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lender hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to the Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by or on behalf of the Borrower hereunder.

Section 8.7        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 8.8        Successors and Assigns.  This Agreement shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender, without the prior written consent of Borrower in each instance, may assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with conditions hereof.

Section 8.9        No Third Party Beneficiary.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 8.10      Set-off.  In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, or indebtedness or other obligation at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation. The Lender agrees to promptly notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 8.11      Counterparts; Integration.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

Section 8.12      Survival.  Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Section 8.4 and 8.5 shall survive any termination of this Agreement.

Section 8.13      Severability.  If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.14      Governing Law.  This Agreement, and all matters arising therefrom or relating thereto, shall be governed by, and construed in accordance with the laws of the State of New York, without regard to choice of law rules.

Section 8.15      Jurisdiction.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City and County of New York for the purposes of all legal proceedings arising out of or relating to any of the Transaction Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth in Section 8.2. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 8.16      JURY TRIAL WAIVER.  BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR LENDER WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.  BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN.  THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

Section 8.17      Judgment Currency.  If, under any applicable Law and whether pursuant to a judgment being made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other Currency”) other than Dollars then, to the extent that the payment (when converted into Dollars at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase Dollars with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall.  For the purpose of this Section 8.17, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase Dollars with the Other Currency and shall take into account any premium and other costs of exchange.

Section 8.18      Counterclaims and Other Actions.  Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender in connection with this Agreement, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 8.19      Service of Process.  If the Borrower does not have a principal place of business in the United States or any state or other political subdivision thereof, the Borrower hereby irrevocably designates and appoints the Process Agent, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 8.15 of this Agreement in any federal or New York State court sitting in New York City, and hereby consents to process being served upon the Process Agent in any such suit, action or proceeding.  The Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Borrower. Nothing in this provision shall affect the right of the Lender to serve process in any other manner permitted by law or limit the right of the Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions. The Borrower represents and warrants that the Process Agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Lender. Such designation and appointment shall be irrevocable until all Accreted Value, any Obligations, Default Interest and all other amounts payable under this Agreement shall have been paid in full in cash in accordance with the provisions hereof. If such agent shall cease to so act for the Borrower, the Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Lender and to deliver promptly to the Lender evidence in writing of such other agent’s acceptance of such appointment.

9.           DEFINITIONS; CONSTRUCTION

Except as otherwise set forth in the Exhibits hereto, the following terms, as used herein, have the following meanings:

“Accreted Value” has the meaning specified in Section 2.2.

“Advance” has the meaning specified in Section 2.1.

“Affiliate” means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member's interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

“Agreement” has the meaning specified in Section 1.1.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Borrower or any of its consolidated Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a consolidated Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of the Borrower or any of its consolidated Subsidiaries outside of the ordinary course of business of the Borrower or such Subsidiary, other than, in the case of clause (a) or (b) above,

(1) any disposition by a consolidated Subsidiary to the Borrower or by the Borrower or a consolidated Subsidiary to a Wholly Owned Subsidiary, or

(2) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $1.0 million.

“Available Commitment” has the meaning specified in Section 2.1.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board of Directors” means (1) in respect of a corporation, the board of directors of the corporation, or (except if used in the definition of “Change of Control”) any duly authorized committee thereof; and (2) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Borrower” shall have the meaning ascribed to such term in the introductory paragraph hereof.

“Borrowing Date” has the meaning specified in Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Hong Kong and, if such day relates to any Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following events:

(a)       the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d 3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 27.5% of the total voting power of the Voting Stock of the Borrower, or ceases to be the beneficial owner of the largest percentage of the Voting Stock of the Borrower, or the Permitted Holders do not otherwise have the ability to control the Borrower, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, liquidation or dissolution of the Borrower, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation, and the term “control” shall be defined to include the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of, the management and policies of the Borrower and each of its direct and indirect subsidiaries); or

(b)      the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the Property of the Borrower and its Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders), shall have occurred, or the Borrower merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1)           the outstanding Voting Stock of the Borrower is reclassified into or exchanged for other Voting Stock of the Borrower or for Voting Stock of the Surviving Person, and

(2)           the holders of the Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Borrower or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c)       Continuing Directors cease for any reason to constitute a majority then in office of the Board of Directors of the Borrower; or

(d)       the shareholders of the Borrower shall have approved any plan of liquidation or dissolution of the Borrower.

“Closing Date” means the later of (i) July 28, 2010 and (ii) the date on which all conditions in Section 3 of this Agreement are satisfied.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Borrower’s common stock, par value $0.00001.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Borrower and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:
(a) all intercompany items between the Borrower and any Subsidiary of the Borrower or between the Borrower’s Subsidiaries, and

(b) all current maturities of long-term Indebtedness.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b) Consolidated Fixed Charges for such four fiscal quarters;

provided, however, that:

(1) if since the beginning of such period the Borrower or any of its Subsidiaries has Incurred any Indebtedness that remains outstanding or Repaid any Indebtedness, Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Indebtedness was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Indebtedness, EBITDA for such period shall be calculated as if the Borrower or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Indebtedness,

(2)           the amount of Indebtedness Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Indebtedness during such four-quarter period (or any shorter period in which such facilities are in effect), and

(3) if

(A) since the beginning of such period the Borrower or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business, or

(B) since the beginning of such period any Person (that subsequently became a Subsidiary of the Borrower or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Hedging Agreement for the interest rate applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any of the Borrower’s Subsidiaries is sold during the period, the Borrower shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale.

“Consolidated Fixed Charges” means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Borrower or its consolidated Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Borrower or any of its consolidated Subsidiaries, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Indebtedness” means the outstanding Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Borrower) if such Person is not a Subsidiary of the Borrower, except that:

(1) subject to the exclusion contained in clause (d) below, equity of the Borrower and its consolidated Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Borrower or a Wholly Owned Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Wholly Owned Subsidiary, to the limitations contained in clause (c) below), and

(2) the equity of the Borrower and its consolidated Subsidiaries in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Subsidiary of the Borrower if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that:

(1) subject to the exclusion contained in clause (d) below, the equity of the Borrower and its consolidated Subsidiaries in the net income of any such Wholly Owned Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Wholly Owned Subsidiary during such period to the Borrower or another Wholly Owned Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Wholly Owned Subsidiary, to the limitation contained in this clause), and

(2) the equity of the Borrower and its consolidated Subsidiaries in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

(d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Borrower or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(e) any extraordinary gain or loss,

(f) the cumulative effect of a change in accounting principles and

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Subsidiary of the Borrower, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Borrower (other than Disqualified Stock).

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Borrower and its Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Borrower immediately preceding the Closing Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Borrower or any Wholly Owned Subsidiary;

(e) treasury stock; and

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the date of this Agreement or (b) was nominated for election to the Board of Directors by, or whose election was ratified with the approval of, a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws” means the Bankruptcy Code, if applicable, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Interest” has the meaning specified in Section 2.9.

“Default Rate” means, at any time, an interest rate equal to 5% per annum, to the fullest extent permitted by applicable Laws.

“Disqualified Stock” means any Capital Stock of the Borrower or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Maturity Date.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Borrower held by Persons other than a Wholly Owned Subsidiary.  The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Borrower.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, an amount equal to, for the Borrower and its consolidated Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Fixed Charges,

(3) depreciation,

(4) amortization of intangibles, and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

(b) all non-cash items increasing Consolidated Net Income for such period.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Subsidiary of the Borrower shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or has been maintained or contributed to by the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and any regulations and interpretations promulgated thereunder.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Taxes” has the meaning specified in Section 2.8.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $10.0 million, by any Officer of the Borrower, or

(b) if such Property has a Fair Market Value in excess of $10.0 million, by a majority of the Borrower’s Board of Directors and evidenced by a board resolution dated within 30 days of the relevant transaction, delivered to the Lender.

“GAAP” means generally accepted accounting principles as in effect in the United States and set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, Contractual Obligations or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, Contractual Obligations or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, Contractual Obligations or other obligation of the payment or performance of such Indebtedness, Contractual Obligations or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, Contractual Obligations or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness, Contractual Obligations or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness, Contractual Obligations or other obligation of any other Person, whether or not such Indebtedness, Contractual Obligations or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any agreement intended to protect or benefit a party thereto from changes in interest rates, foreign currency exchange rates, prices of commodities, stock indices, or any other similar agreement or arrangement.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at the date stated for its maturity.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and personal mortgages), (iv) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (v) capital leases, (vi) all commitments of such Person to make an Investment in another Person, (vii) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, and (viii) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of capital stock or other securities of, or beneficial interest in, another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall have the meaning ascribed to such term in the introductory paragraph hereof.

“Leverage Ratio” means the ratio of:

(a) the outstanding Consolidated Indebtedness of the Borrower and its Subsidiaries, to

(b) the LTM Pro Forma EBITDA.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, debenture or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any holdback or flawed asset arrangement, conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.1.

“LTM Pro Forma EBITDA” means Pro Forma EBITDA for the four most recent consecutive fiscal quarters ending at least 45 days prior to the date of determination for which financial statements are available, where “Pro Forma EBITDA” means, for any period, the EBITDA of the Borrower and its consolidated Subsidiaries, after giving effect to the following:

if:

(a) since the beginning of such period, the Borrower or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary (or any Person that becomes a Subsidiary of the Borrower) or an acquisition of Property, or

(b) since the beginning of such period any Person (that subsequently became a Subsidiary of the Borrower or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, assets, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries on a consolidated basis; or (b) a material impairment of the ability of the Borrower to perform the Borrower’s obligations under any Transaction Document to which the Borrower is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Transaction Document to which the Borrower is a party.

“Maturity Date” means January 28, 2011, or if such day is not a Business Day, the next preceding Business Day.

“Maximum Rate” shall have the meaning set forth in Section 2.12.

“Note” has the meaning specified in Section 2.5.

“Obligations” means all debts, liabilities, obligations, covenants and duties of the Borrower arising under any Transaction Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including the Post-Petition Interest and Accreted Value of all Advances not theretofore paid.

“Organizational Documents” means, (i) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Currency” shall have the meaning set forth in Section 8.17.

“Payee” shall have the meaning set forth in Section 8.17.

“Permitted Holders” means Mr. YANG Tianfu, a resident of Harbin, the PRC, and his estate, spouse, ancestors and lineal descendants, or the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least 80% of the total voting power of the Voting Stock of such Person.

“Permitted Liens” means the following types of Liens:

(i)           Liens for taxes, assessments or governmental charges or levies on the Property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor; and

(ii)          Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Borrowre or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(iii)         Liens on the Property of the Borrower or any of its Subsidiaries incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Borrower and its Subsidiaries taken as a whole

(iv)         Liens on Property at the time the Borrower or any of its Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that any such Lien may not extend to any other Property of the Borrower or any of its Subsidiaries; provided further, however, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Borrower or any of its Subsidiaries;

(v)          Liens on the Property of a Person at the time such Person becomes a Subsidiary of the Borrower; provided, however, that any such Lien may not extend to any other Property of the Borrower or any other Subsidiary of the Borrower that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower;

(vi)         pledges or deposits by the Borrower or any of its Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any of its Subsidiaries is party, or deposits to secure public or statutory obligations of the Borrower, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

(vii)        utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(viii)      Liens existing on the Closing Date not otherwise described in clauses (i) through (vii) above;

(ix)         Liens on the Property of the Borrower or any of its Subsidiaries to secure any Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (iv), (v) or (viii) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Indebtedness (and other obligations thereunder) that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness (and other obligations thereunder) secured by Liens described under clause (iv), (v) or (viii) above, as the case may be, at the time the original Lien became a Permitted Lien under this Agreement, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, Incurred by the Borrower or such Subsidiary in connection with such Refinancing;

(x)          any attachment or judgment Lien not constituting an Event of Default under Section 7.1(i); and

(xi)         Liens not otherwise permitted by clauses (i) through (x) above encumbering Property having an aggregate Fair Market Value not in excess of 20.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Borrower as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be Incurred.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action under a Debtor Relief Law, whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Borrower’s Subsidiaries held by Persons other than the Borrower or a Wholly Owned Subsidiary.

“Principal Amount at Maturity” has the meaning specified in Section 2.4.

“Process Agent” means Christy Shue, located at 20 Ramblewood Road, Shoreham, New York 11786.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund or Repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means designing, manufacturing, servicing and marketing linear motors and accessories, linear motor drive systems and accessories, high efficiency motors and accessories, and special motors and accessories.

“Repay” means, in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness.  “Repayment” and “Repaid” shall have correlative meanings.  For purposes of the definition of “Consolidated Fixed Charge Coverage Ratio,” Indebtedness shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Borrower or any of its consolidated Subsidiaries transfers such Property to another Person and the Borrower or any of its consolidated Subsidiaries leases it from such Person.

“SEC Reports” has the meaning specified in Section 4.5.

“Securities Act” means the Securities Act of 1933 of the United States, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Subsidiaries” means, with respect to any Person, any other Person with respect to which the first Person, directly or indirectly, owns or controls 50% or more of the securities of the second Person having the power to elect members of the Board of Directors or similar body governing the affairs of such entity.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation or a Person to whom all or substantially all of the Property of the Borrower is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Taxes” has the meaning specified in Section 2.8.

“Trading Day” means any day when the Trading Market on which the Common Stock is then listed is open for trading.

“Trading Market” means any of the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market.

“Transaction Documents” means this Agreement, the Exhibits hereto and each other agreement, if any, executed pursuant to or in connection with the foregoing (as the same may be varied, extended, supplemented, consolidated, amended, replaced, renewed, modified, increased or restated).

“UCC” means the Uniform Commercial Code as in effect in the State of Nevada, United States of America.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means, at any time, a consolidated Subsidiary of the Borrower, all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Borrower and its other Wholly Owned Subsidiaries.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as the date first written above.

BORROWER:

HARBIN ELECTRIC, INC.
a Nevada corporation

By:
Name:
Title:

LENDER:

ABAX EMERALD LTD.

By:
Name:
Title:

Wire instructions are as follows:

___________________________
___________________________
___________________________
___________________________
___________________________
___________________________
___________________________

[SIGNATURE PAGE TO LOAN AGREEMENT]

EXHIBIT A

FORM OF BORROWING NOTICE

From:   HARBIN ELECTRIC, INC.

To:       ABAX EMERALD LTD.

Dated: July 28, 2010

Dear Sirs

Loan Agreement dated July 28, 2010 (the “Loan Agreement”)

1.
We refer to the Loan Agreement. This is a Borrowing Notice. Terms defined in the Loan Agreement have the same meaning in this Borrowing Notice unless given a different meaning in this Borrowing Notice.

2.	We wish to borrow an Advance on the following terms:

Proposed Borrowing Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	$[ ] or, if less, the Available Commitment

3.	The Borrower hereby represents and warrants that the conditions specified in Section 3 of the Loan Agreement shall be satisfied on and as of the date hereof.

4.	The proceeds of this Advance should be credited to:-

Account Name:

Account Number:

Account Type:

Bank Name:

ABA Number:

Routing Number:

SWIFT Code:

5.	This Borrowing Notice is irrevocable.

Yours faithfully

HARBIN ELECTRIC, INC.

Authorised signatory

EXHIBIT B

FORM OF OPTIONAL PREPAYMENT NOTICE

From:   HARBIN ELECTRIC, INC.

To:       ABAX EMERALD LTD.

Dated:  [                   ]

Dear Sirs

Loan Agreement dated July 28, 2010 (the “Loan Agreement”)

6.
We refer to the Loan Agreement. This is an Optional Prepayment Notice. Terms defined in the Loan Agreement have the same meaning in this Optional Prepayment Notice unless given a different meaning in this Optional Prepayment Notice.

7.	We wish to optionally prepay one or more Advances on the following terms, each being separately identified below:

a. Borrowing Date (indicate separately for each Advance):[                   ]

b. Proposed Optional Prepayment Date (indicate separately for each Advance):

[                   ] (or, if that is not a Business Day, the next Business Day)

c. Amount of Advance to be Optionally Prepaid: $[                   ]

d. Amount of Advance to Remain Outstanding: $[                   ]

8.	This Optional Prepayment Notice is irrevocable.

Yours faithfully

HARBIN ELECTRIC, INC.

Name:
Title: Authorised signatory

EXHIBIT C

FORM OF NOTE

$[●],000,000	[Date]

FOR VALUE RECEIVED, the undersigned Harbin Electric, Inc., a Nevada corporation, hereby promises to pay to Abax Emerald Ltd. (the “Lender”) or order, in accordance with the terms of that certain Loan Agreement dated as of July 28, 2010 (the “Loan Agreement”), as from time to time in effect, between the undersigned and the Lender, to the extent not sooner paid, on or before the Maturity Date, the original principal sum of [SPELL OUT NUMBER] UNITED STATES DOLLARS ($[●],000,000), or such amount as may be advanced by the payee hereof under the Loan Agreement with daily Accreted Value from the date hereof, computed as provided in the Loan Agreement, on the principal amount of the Loan from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of accretion applicable to such portion in accordance with the Loan Agreement, and with Default Interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of Accreted Value and late charges at the rates provided in the Loan Agreement. Accreted Value shall be payable on the dates specified in the Loan Agreement, except that Accreted Value of all of the Advances up to the Maturity Date shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof pursuant to certain events constituting a Change of Control. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Payments hereunder shall be made to the Lender pursuant to Section 2.7 of the Loan Agreement.

This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement. The Accreted Value of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the Borrower and the Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall any interest deemed to have been contracted for, charged or received by the Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, Default Interest or Accreted Value would otherwise be payable to the Lender in excess of the maximum lawful amount, the Default Interest or Accreted Value payable to the Lender shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed (or deemed to have been paid or agreed) to be paid to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest deemed to have been paid thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Borrower and the Lender in respect to the Loan.

In case an Event of Default shall occur, the entire Accreted Value of this Note up to the Maturity Date may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement. In addition to and not in limitation of the foregoing and the provisions of the Loan Agreement hereinabove defined, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

This Note shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law (without giving effect to the conflict of laws rules of any jurisdiction).

The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF the undersigned has caused this Note to be duly executed and delivered as of the day and year first above written.

HARBIN ELECTRIC, INC.,
a Nevada corporation

By:
Name:
Title:

EXHIBIT D

FORM OF OFFICERS’ CERTIFICATE

From:   HARBIN ELECTRIC, INC.

To:       ABAX EMERALD LTD.

Dated: July 28, 2010

Dear Sirs

Loan Agreement dated July 28, 2010 (the “Loan Agreement”)

1.
We refer to the Loan Agreement. This is an Officers’ Certificate required by Section 3(i) of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Officers’ Certificate unless given a different meaning in this Officers’ Certificate.

2.
We hereby certify that the representations and warranties in Section 4 of the Loan Agreement are true, correct and complete in all material respects on and as of the relevant Borrowing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrower has performed in all material respects all agreements and satisfied all conditions which the Loan Agreement provides shall be performed or satisfied by it on or before the Borrowing Date specified herein except as otherwise disclosed to and agreed to in writing by Lender.

Yours faithfully,

Name: YANG Tianfu
Title: Chief Executive Officer

Name:
Title: Chief Financial Officer